Prospectus Supplement #3	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated May 7, 2004)	Registration Statement No. 333-114382

BROADCOM CORPORATION

1,450,358 shares of Class A common stock

     This prospectus supplement relates to the resale of shares of our Class A common stock, which we issued in connection with our acquisition of Sand Video, Inc., by certain existing shareholders of Broadcom. You should read this prospectus supplement in conjunction with our prospectus dated May 7, 2004, which is to be delivered with this prospectus supplement.

     Investing in our Class A common stock involves a high degree of risk. See the sections entitled “Risk Factors” in the documents we file with the Securities and Exchange Commission that are incorporated by reference in the prospectus for certain risks and uncertainties you should consider.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 25, 2004.

     The information in the table appearing under the heading “Selling Shareholders” in the prospectus is further amended and superseded in part by the information appearing in the table below:

	Shares of Class A common stock		Number of Shares
	Beneficially Owned Prior		of Class A common stock
Shareholder	to Offering(1)		Being Offered
	Number	Percentage
Fleet Charitable Gift Fund(2)	7,040	*	7,040

*	Less than one percent.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to the shares of Class A common stock. Unless otherwise indicated, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of Class A common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

(2)	Transferee received such shares in connection with a no-sale transfer by Ira Stepanian, who originally acquired (i) 6,196 of such shares in connection with Broadcom’s acquisition of Sand Video, Inc. and (ii) 844 of such shares in connection with a distribution of Broadcom’s Class A common stock by the Common Angels Fund I, LLC as described in the Prospectus Supplement number two filed with the SEC on May 12, 2004.